Exhibit 99.1
Rob Gruening
Director, Corporate Communications
F5 Networks
(206) 272-6208
r.gruening@f5.com

Suzanne DuLong
VP, Investor Relations
F5 Networks
(206) 272-7049
s.dulong@f5.com

Holly Lancaster
WE Communications
(415) 547-7054
hluka@we-worldwide.com

F5 Completes Acquisition of Shape Security
Combination is a Game-Changer for Comprehensive Application Security

SEATTLE, JANUARY 24, 2020 – F5 Networks (NASDAQ: FFIV) announced today that it has completed the acquisition of Shape Security, a leader in online fraud and abuse prevention, adding protection from automated attacks, botnets, and targeted fraud to F5’s world-class portfolio of application services. On December 19, 2019, F5 announced that it had entered into an agreement to acquire Shape.

This acquisition delivers superior value to customers by combining F5 and NGINX’s expertise in powering over half of the world’s applications across all types of environments, with Shape’s insight from mitigating 1 billion application attacks per day through sophisticated AI, cloud-based analytics, and anti-fraud technologies.

Together, F5 and Shape represent an end-to-end application security solution, reducing infrastructure complexity while protecting every aspect of the ‘code to customer’ journey against losses from online fraud, reputational damage, and disruptions to critical online services. Visit f5.com/shape-security for more details.

“We welcome Shape to the team and look forward to the work we will do together to transform the application security landscape for customers,” said François Locoh-Donou, F5 President and CEO. “Shape’s advanced AI and analytics capabilities will help accelerate new ways of securing and enhancing the performance of every application, across any cloud.”

Additional perspective on the acquisition can be found in blog posts from F5 and Shape leadership:
•	Office of the CTO blog: Tackling the Next Generation of Threats with Shape and F5
•	Shape Co-Founder Derek Smith’s blog: Shape Officially Joins F5 to Defend Every App from Fraud and Abuse
•	A Letter to F5 Employees from CEO François Locoh-Donou Announcing Shape Security Acquisition

About F5

F5 (NASDAQ: FFIV) powers applications from development through their entire lifecycle, across any multi-cloud environment, so our customers—enterprise businesses, service providers, governments, and consumer brands—can deliver differentiated, high-performing, and secure digital experiences. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.

F5 is a trademark or service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

This press release may contain forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.

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Source: F5 Networks